Second Quarter 2008 Earnings
Conference Call
May 1, 2008

Pat Davidson

Good morning and thanks for joining us. Earlier today we published our second quarter results for fiscal 2008. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, also available on our website. The audio replay and slide presentation will be available on the web for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our first quarter earnings conference call for fiscal 2008 on February 1, 2008.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Thank you, Pat. Good morning and thank you all for joining us today. We have another great quarter to report. I will give you a brief review of the highlights and turn it over to Charlie Szews and Dave Sagehorn to discuss the quarter in more detail ahead of your questions.

Oshkosh Q2 2008 Highlights

Today, we are reporting record second quarter results for Oshkosh. Led by strong performance in our access equipment and defense segments, we more than offset weaker results in our commercial and fire & emergency segments.

For the second quarter, we reported

•	Net sales of $1.8 billion, up 6.7%,
•	Operating income of $168 million, a 24.8% increase, and
•	Earnings per share of $0.97, up 42.6% from last year’s second quarter EPS of $0.68.

The story for this quarter has really been one of higher year-over-year revenues in both our global access equipment and defense businesses. Together, these two posted a sales increase of $250 million, which allowed us to overcome some economic challenges.

Our impressive second quarter performance was the result of the hard work, drive and dedication of our 14,000-plus employees at Oshkosh Corporation. They do a super job and I want to personally thank them for their efforts. Of course, our customers, dealers, distributors and suppliers all contributed to our success as well and my sincerest gratitude also goes out to them.

There is no doubt about it; we are in the midst of some challenging times including a weak U.S. economy coupled with raw material cost pressures. In response to raw material cost pressures in front of us, we are in the interesting position of increasing or considering price increases in all of our markets during what appears to be a U.S. recession. It is during times like this that our Oshkosh family of companies shines due to the balance in our business portfolio and our drive to grow. We continue to invest globally to improve our distribution in key international growth markets and to reduce our supply chain costs as well as rationalize spending at business units where market conditions are soft. These investments help us now and will help us in the future, when currently soft markets come back, as we know they will. I have absolute faith that we will be successful. It will take a lot of planning, hard work and execution, but we have a superb senior operating team that will continue to pursue smart growth.

This morning, we reaffirmed our earnings per share estimate range of $4.15 to $4.35 for fiscal 2008. That’s a projected EPS growth rate of 16% to 22%. Strength in our global access equipment and defense segments, against a backdrop of weakness in domestic residential construction and municipal markets, form the foundation of our confidence.

I know you want to hear more about the quarter, so at this time, I will turn it over to our president, Charlie Szews. Charlie will go into detail on each of our business segments and review some of our operating highlights and challenges, so that you can better understand why we are confident moving forward.

Charlie Szews

Thanks Bob. We do have many challenges, but we also have fundamentally strong operations and strong product offerings that we can leverage as we grow the company in a variety of conditions. Please turn with me to slide 4 and we’ll get started.

Access Equipment

The second quarter clearly demonstrated the global strength of the JLG brand. While access equipment sales for the quarter were down nearly 20% in North America, international sales practically doubled, leading to JLG growth of about 15% compared to the same period last year. In particular, we are experiencing strong demand for our larger aerial work platforms.

Our business was broad-based in the quarter. Sales outside the U.S. comprised more than half of our access equipment sales for the first time, as our business was quite strong in Europe in spite of significant industry consolidation during the last 6-9 months, which caused several customers to push out product deliveries. In emerging markets, we had the opportunity to serve a number of startup rental operations as the concept of renting equipment to support large infrastructure, energy and mining projects takes hold. And, in the U.S., our business with independent rental companies improved due to our leading JLG Ground Support™ activities, which partially offset lower purchases from large rental companies in response to the weak U.S. economy.

Back in March, we launched a number of new JLG products at the ConExpo show to continue our industry leadership. Traffic at the show was very strong, particularly from international customers, and the interest level in our new products was impressive. We have significantly raised the bar for customer support and attention to detail with our Ground Support services, including parts fulfillment, repair, rebuild and remanufacturing. Our new ClearSky™ asset technology enables rental operators to remotely monitor the condition and use of our products to reduce maintenance costs and improve utilization, clearly raising the bar even further. At the show, we also introduced our new super compact telehandler, which is truly a global product. Frankly, we were a bit late to market with this product, but took the opportunity to greatly enhance the customer experience and we expect it to perform well for us. Lastly, we introduced our revolutionary new LiftPod®, which has the potential to significantly benefit the work-at-height trades people and professionals who need to be in the air, but don’t need the might or horsepower of a larger aerial work platform. This low-priced, lightweight unit is perfect for use by facility maintainers and painting contractors.

Please move with me to slide 5 and let’s take a look at defense.

Defense

Our defense business has continued to operate effectively as we’ve increased our production output for both new and remanufactured trucks. The segment’s solid backlog and funding requests that are currently with Congress give us confidence and visibility into fiscal 2009 and provide a solid foundation for fiscal 2010.

We expect to be significantly ramping up our parts & service business in the back half of fiscal 2008 as deliveries increase for armor kits to be installed on our Medium Tactical Vehicle Replacement (“MTVR”) trucks that are used by the U.S. Marines.

On April 14, a hard-working team of Oshkosh employees along with our partners at Northrop Grumman submitted our proposal for the Technology Development (“TD”) phase of the $40 billion, ten-year Joint Light Tactical Vehicle (“JLTV”) program. We expect that sometime this summer, the Department of Defense (“DoD”) will select three teams to continue into the TD phase, which should last approximately two years, to be followed by a System Development & Demonstration (“SDD”) phase, which would then move to a final down-select to a production contract for this extremely important program. Production volumes are likely sometime in 2012 or 2013, but could commence as early as 2010 or 2011 if both urgent requirements and the technical capabilities of TD vehicles warrant a modification to the program. While the competition is fierce, we believe that our team offers unique capabilities to protect and serve the Warfighter at a low total cost that could be compelling to the DoD.

Please turn to slide 6.

Fire & Emergency

Soft markets continue to impact portions of our fire & emergency business. Higher fuel prices and the overall sluggish U.S. economy are working against our towing & recovery business, while certain changes in healthcare reimbursement as well as softness in the broadcast industry have impacted the products made by Oshkosh Specialty Vehicles (“OSV”).

Pierce had a solid quarter in what has been a down market over the past year. In fact, the past four quarters combined form the weakest annual period in the past 12 years for fire truck industry orders. But Pierce is turning in a strong performance in this market as orders were up during the quarter. Building on that, we thrilled the crowd and challenged the competition at the FDIC trade show three weeks ago in Indianapolis when we introduced Pierce Ultimate Configuration (“PUC”) technology onto three additional product platforms. This technology greatly enhances the serviceability of the fire pump, while offering significantly more compartment space and a shorter wheelbase. We believe that these new products, in addition to our best-in-industry dealer network, will support us turning up the heat in the fire apparatus business as we compete aggressively in this market.

The airport products business was once again led by strong aircraft rescue and firefighting (“ARFF”) vehicle shipments and vigorous order activity in international markets to support global airport expansion.

As we are doing in all of our segments, we will continue to work on cost containment activities to improve our profitability. Also, back in late January, Pierce announced a price increase, effective April 1, that has now been implemented. The early reaction by our dealer network has been favorable.

Lastly, we hired a new president for our JerrDan towing and recovery business in February and we’re very happy with his progress to date. Mike Walter brings extensive operations, manufacturing and business development experience with him and we’re delighted with his early progress.

Overall, we’re facing some tough market conditions, but global opportunities and new product introductions should still permit this segment to deliver modest, single-digit sales growth in fiscal 2008.

Please turn to slide 7.

Commercial

Overall, results in this segment were quite disappointing due to difficulties in restructuring our European refuse collection vehicle business and the severity of the concrete placement downturn. We are committed to investing the time and resources necessary to help this segment return to profitability in fiscal 2009 and achieve long-term value.

Conditions for our concrete placement business further weakened in the second quarter as customers remained very cautious due to the weak U.S. residential construction market and ongoing concerns about the overall U.S. economy. Add to this the aftereffects of the large pre-buy that resulted from the 2007 diesel engine emissions standards changes and you have a severe market downturn. At this time, we do not see significant relief until either residential construction strengthens or pre-buy activity begins ahead of the 2010 diesel engine emissions standards changes. We have maintained price discipline during the fiscal year and will raise prices soon if recently announced steel cost increases hold. We’re also stepping up our cost reduction activities to allow this business to better weather this market downturn. We expect to have more to say about this during our third quarter conference call.

Our domestic refuse collection vehicle business continues to demonstrate its market leadership and deliver solid performance in a weak economy. We expect sales in this business to be up in the second half of the fiscal year as we realize the benefits of several quarters of strong orders.

Finally, restructuring progress continues at the Geesink Norba Group (“Geesink”), our European refuse collection vehicle business. Geesink began production of Norba-branded units at our Emmeloord, The Netherlands facility during the quarter, and will continue the ramp-up of Norba production during the third quarter. We are experiencing larger inefficiencies during the ramp-up than we anticipated as we integrate the production of the Geesink and Norba product lines, but we believe these inefficiencies will be overcome as our employees move up the learning curve. Geesink also began fabricating parts in its Romanian facility in the second quarter to be used in the manufacture of JLG aerial products in Belgium.

While the facility consolidation has been difficult, we are encouraged by the progress we have made in a short time and especially by the improved quality of the products. We are also particularly pleased to announce new leadership at Geesink, as Chris Tecca became part of the team as managing director just last month. Chris comes to us with exceptionally strong general management and broad international operations experience. We all look forward to working with him.

I’ll now turn it over to Dave, who will run through the numbers with you.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 8.

Consolidated Results

Consolidated net sales of $1.77 billion for the second quarter of fiscal 2008 were up 6.7% compared to the second quarter of last year, led by strong access equipment and defense segment sales. Operating income increased 24.8% to $168.2 million, with results at access equipment and defense more than offsetting lower operating earnings at our fire & emergency and commercial segments. Consolidated operating income margin increased 140 basis points to 9.5% compared to the prior year quarter, and earnings per share increased 42.6% to $0.97 as a result of the strong operating performance.

Corporate operating expenses and inter-segment profit elimination grew by $9.3 million to $30.2 million in the second quarter of fiscal 2008 compared to last year, largely due to higher personnel-related costs and information technology spending to support our growth objectives, as well as stock-based compensation expense.

Interest expense was lower in the quarter compared to the prior year quarter due to lower outstanding debt and lower interest rates.

And finally, our tax rate for the quarter was 36.7%. This is higher than our first quarter as a result of several discrete items that were recorded during the second quarter.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 9.

Access Equipment

Access equipment recorded sales of $813.1 million in the second quarter, up 14.9% compared to the same period last year, driven mainly by strength in our international markets, predominantly Europe. Foreign currency movement benefited sales by approximately 550 basis points. Operating income was up sharply to $123.6 million and operating income margin was 15.2%. The operating income margin benefited from higher sales volume, favorable product and customer mix, foreign currency impact of approximately 200 basis points and a favorable comparison with last year’s performance that included a purchase accounting charge of $8.5 million related to an inventory revaluation that was not part of this year’s second quarter.

The backlog for access equipment was $905.6 million at March 31, 2008, which was down 29.8% compared to March 31, 2007 and down slightly from December 31, 2007. The decrease in backlog is largely the result of the weaker economy, which has impacted the timing and frequency of orders from large rental houses.

Please turn to slide 10.

Defense

Defense segment sales in the quarter were $450.8 million, up 47.3% compared to last year’s second quarter on continuing strong demand for new and remanufactured trucks and higher aftermarket parts & service sales. Operating income grew from $52.8 million to $59.7 million.

Operating income margin for the quarter in this segment was lower, as we’ve been estimating, to 13.2% as a greater percentage of the segment’s sales this quarter came from truck shipments under the Family of Heavy Tactical Vehicles (“FHTV”) contract that was renegotiated last year. Margins in this segment were also negatively impacted by inefficiencies on a defense service contract and higher bid and proposal costs.

Backlog in this segment was $1.5 billion at March 31, 2008, down 12.6% compared to the end of last year’s second quarter. Delays in Congress completing the 2008 Global War on Terror Supplemental budget bill have delayed some funding from being converted into contracted orders for Oshkosh vehicles, resulting in the decrease in backlog.

Please turn to slide 11.

Fire & Emergency

Turning to fire & emergency, sales decreased by 7.4% compared to the prior year quarter in a more challenging environment. While sales for Pierce were basically flat in a down market and airport products sales were up modestly, we experienced softer sales at JerrDan and Oshkosh Specialty Vehicles. The timing of deliveries by BAI, which shifted into the second half of fiscal 2008, also impacted sales in the quarter. Operating income in the segment declined 25.6% to $20.6 million, or 7.6% of sales, compared to the prior year quarter due mostly to the lower volume.

Compared to prior year, the fire & emergency backlog was down about 2% to $624.7 million on March 31, 2008 due to weaker municipal spending in the fire apparatus market, the aftereffects of the diesel engine pre-buy and weaker orders at our JerrDan and OSV businesses.

Please turn to slide 12.

Commercial

Commercial sales declined 30.7% to $250.9 million compared to last year’s second quarter due to weak U.S. residential construction and the aftereffects of the diesel engine pre-buy. This, along with an operating loss at our European refuse collection vehicle business, caused segment operating results to decline to a loss of $5.5 million in the second quarter.

Concrete mixer sales were down significantly from the prior year and, frankly, down more than we previously estimated due to the reasons Charlie described earlier. Our domestic refuse collection vehicle sales were down modestly this quarter as this business has been less affected by the diesel engine emissions standards changes than our concrete business.

The Geesink Norba Group incurred an operating loss of $8.6 million in the quarter including charges of $3.4 million related to the ongoing restructuring of this business. This business was also directly impacted in the quarter by the production related inefficiencies that Charlie referred to, as well as an unfavorable foreign currency impact.

Backlog for the commercial segment was down 16.4% at March 31, 2008 compared to March 31, 2007, with the biggest decline concentrated in our concrete placement business. This decline was largely the result of the weak domestic economy and the pre-buy related backlog last year that carried over into the first half of calendar 2007.

Please turn to slide 13 for a review of our guidance for the full year fiscal 2008.

Oshkosh Fiscal 2008 Estimates

All comparisons are to our fiscal 2007 actual results and assume no new acquisitions.

Due to the strength of our access equipment and defense businesses, we are maintaining our full year revenue forecast of between $7.1 and $7.3 billion. This is an increase of 13% to 16%.

For access equipment, we are adjusting our revenue expectation up slightly to a growth rate of 25% to 30%, which is above our previous estimate of about 25% growth. This is based on our strong first half results, strong international markets and a larger benefit from foreign currency movement. We still expect that North American access equipment sales will be down double-digits for the full fiscal year.

We are also slightly raising our estimate for defense sales. We now expect the segment to grow by 25% to 30%, driven by both our vehicle and parts & service businesses.

We are maintaining our expected growth rate for fire & emergency of an increase of approximately 5%, reflecting the weakness we are experiencing in several of our businesses in this segment.

And finally, we now expect that commercial sales will be down approximately 20% for the year based on weaker second quarter sales and previously discussed residential construction market conditions as well as the impact on current year demand of the pre-buy ahead of the 2007 engine emissions standards changes.

Turning to slide 14, let’s review our operating income assumptions.

Oshkosh Fiscal 2008 Estimates

We are slightly reducing our expectations for full year operating income to a range of approximately $670 to $695 million. This implies a consolidated operating income margin of 9.2% to 9.8%.

We now believe access equipment margins will improve by 250 to 300 basis points, generally due to increased volume, product and customer mix, favorable foreign exchange rates and the absence of one-time purchase accounting charges recorded in the prior year.

We continue to believe that defense margins will decline by a range of 250 to 300 basis points, reflecting the impact of lower contractual margins on certain of our programs, as previously discussed, and parts & service mix. If we receive a JLTV Technology Development contract in fiscal 2008, we would expect to incur additional expenses related to program development that are not included in this operating income margin estimate.

We are modestly reducing our estimate for fire & emergency margins and now expect them to decline by 50 to 100 basis points in fiscal 2008 due to weakness in several of our businesses in this segment.

We now expect our commercial segment to incur an operating loss for the fiscal year, as we believe that margins will decline by 500 to 550 basis points compared to prior year. Coupled with our lower sales estimate, this is a significant change, illustrating the recession-like conditions we previously discussed for the segment. The decrease in margins from our previous estimates is a result of lower sales estimates, higher costs related to inefficiencies associated with moving production of Norba refuse collection vehicles to The Netherlands, unfavorable foreign currency movement and a shift to a higher percentage of package sales, which include lower margin chassis sales. At this time, we do not believe that the issues being experienced at Geesink are indicators of goodwill impairment. We will continue to monitor this business and perform our annual impairment test early in the fourth quarter as required by our policy.

We expect corporate and intersegment elimination expenses will increase by $25 to $30 million in fiscal 2008 due to estimated expenses associated with investments in personnel and several large information technology projects that support our growth objectives, as well as stock-based compensation expense. This is down slightly from our previous estimate.

Turning to slide 15, let’s take care of a few more P&L items.

Oshkosh Fiscal 2008 Estimates

We estimate our interest expense will be in a range of $210 to $215 million, down from our last update on February 1, as a result of lower interest rates.

We are maintaining our full year tax rate estimate at 33.5%, reflecting the favorable impact of tax planning strategies.

Expectations for equity in earnings are higher than our previous estimates at a range of $5.0 to $5.5 million of income.

And finally, our estimate for the average shares outstanding is 75 million for earnings per share calculations.

Oshkosh Fiscal 2008 Estimates

Finishing up with slide 16, before I turn it back over to Bob, as we mentioned in our press release and earlier during the call today, we are maintaining our fiscal 2008 earnings per share estimate range of $4.15 to $4.35. This is an increase of 16% to 22% over our fiscal 2007 performance. We believe these are reasonable and responsible estimates as we have some solid businesses in attractive markets, but we do face economic uncertainty and rising raw materials costs that are impacting a number of our businesses. Our estimates for fiscal 2008 reflect higher steel costs in the second half of the year, based on our current knowledge of global steel markets.

We are estimating a range of $1.40 to $1.50 earnings per share for the third quarter of fiscal 2008. This represents an increase of 16% to 24% over the third quarter of fiscal 2007 performance, driven by continued strength at our access equipment and defense segments.

And finally, we are maintaining our capital expenditure estimate for the year at $110 million and our debt target of between $2.65 and $2.75 billion at the end of fiscal 2008.

I’ll turn it back over to Bob for a final wrap-up before the Q&A. Please turn to slide 17.

Fiscal Q2 2008 Summary

Bob Bohn

Thanks, Dave.

We, like many other companies, are facing substantial external pressures and negative conditions in the markets for many of our products. But that does not deter us; it merely inspires us to work more effectively and to enter into new areas of opportunity, most of them in locations outside the U.S. We’ve been planning for this and are ready for it as we continue to expand our business outside of our traditional U.S. markets.

As I said on the last conference call, we are still confident in our ability to grow Oshkosh in a variety of economic conditions. Both our access equipment and defense segments are performing well and have positive tailwinds in several market areas. Counter to this, we are experiencing the effects of weaker markets in our fire & emergency and commercial segments. We will also continue to be diligent with regard to managing raw materials costs as we work to optimize our supply chain and raise pricing for our products as necessary.

With that in mind, we are proud to be announcing strong results again and reiterating a positive, yet responsible outlook as we maintain our full-year sales and EPS estimates that result in growth rates of 13% to 16% and 16% to 22%, respectively, over fiscal 2007.

Our defense business has stayed strong and we have good visibility into the government’s needs for our tactical wheeled vehicles. We also submitted our proposal for the JLTV opportunity in April. I know you will be monitoring the progress of this exciting program.

Finally, we opened our new Asian procurement office this past quarter and have continued to strengthen our operating businesses with the addition of new leaders in our towing & recovery business and our European refuse collection vehicle subsidiary.

We know that a strong global market will be necessary to help us navigate the turbulent times that we are all experiencing in the U.S. right now. We are confident that we have the right team and the right strategies to profitably grow Oshkosh Corporation. It will come down to execution and we excel at that here at Oshkosh. It is our mission to deliver on the commitments we have made to our customers, our employees, and of course, our shareholders.

With that, I will turn it back over to Pat and the operator for questions.

Pat Davidson

Thanks, Bob. I’d like to remind everyone to limit their questions to one plus a follow-up. This works well and gives us the best opportunity for participation on your end. After the follow-up, we ask that each participant get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.